Exhibit 99.2

Contacts:

ACADIA Pharmaceuticals Inc.

Thomas H. Aasen, Vice President and Chief Financial Officer

Lisa Barthelemy, Director, Investor Relations

+1 858-558-2871

ACADIA PHARMACEUTICALS ANNOUNCES $36 MILLION FINANCING

SAN DIEGO, CA April 15, 2005 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today announced that it has entered into a definitive purchase agreement for a $36 million private placement of newly issued shares of common stock and the concurrent issuance of warrants for the purchase of additional shares of common stock. The financing is expected to close on April 20, 2005.

At closing, ACADIA will issue 5.3 million shares of common stock at a price of approximately $6.82 per share, together with warrants to purchase 1.3 million additional shares of common stock at an exercise price of $8.148 per share, to both new and existing institutional investors. ACADIA intends to use the net proceeds from the financing to advance its clinical, preclinical and discovery programs, and for working capital and general corporate purposes.

“We are gratified by the support and confidence our new and existing investors have expressed in ACADIA’s pipeline of drug candidates and our business prospects with this financing,” said Uli Hacksell, Ph.D., Chief Executive Officer of ACADIA. “This financing significantly strengthens our financial position and enables us to continue to advance our three proprietary Phase II clinical programs while further broadening our pipeline of drug candidates.”

The shares of common stock to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from the registration requirements. The shares were offered and will be sold only to qualified institutional buyers and a limited number of accredited investors. ACADIA has agreed to file a registration statement with the SEC covering resale of the common stock issued in the private placement and issuable upon the exercise of the warrants.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of common stock of ACADIA.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has four drug programs in clinical development as well as a portfolio of preclinical and discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. Using its proprietary drug discovery platform, ACADIA has discovered all of the drug candidates in its product pipeline. ACADIA’s corporate headquarters and biology research facilities are located in San Diego, California and its chemistry research facilities are located near Copenhagen, Denmark.

This release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the purchase of securities of ACADIA and the use of proceeds. Actual events or results may differ materially from those projected in any forward-looking statements due to various factors, including the risks and uncertainties inherent in drug development and commercialization. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the ability to fund, and the results of, research, development and clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings; the ability of ACADIA to meet the closing conditions required for the consummation of the financing; and certain other factors that are detailed in ACADIA’s annual report on Form 10-K for the year ended December 31, 2004 filed with the SEC. In addition, the statements in this press release represent ACADIA’s expectations and beliefs as of the date of this release. These forward-looking statements should not be relied upon as representing ACADIA’s expectations or beliefs as of any date subsequent to the date of this press release.